Exhibit (b)(xii)

AMENDMENT TO COMMITMENT LETTER DATED NOVEMBER 24, 2003

SPARKLE ACQUISITION, INC.

January 21, 2004

C/O Mr. Herbert Zimmer

Sparkle Acquisition, Inc.

2525 S. Seventeenth St.

Wilmington, NC

RE:	Amendment to Commitment Letter dated November 24, 2003.

Dear Mr. Zimmer:

The Commitment Letter dated November 24, 2003 is hereby amended as follows:

Waivers:	Waive the following technical defaults in the standard RBC Centura loan documents in exchange for additional waiver fee of $500.00: 1) Allow the transfer of Reeds Jewelers, Inc. shares to Sparkle, LLC that are currently pledged to the Bank; 2) Allow the merger of Sparkle Acquisition, Inc., the Borrower, into Reeds Jewelers, Inc. ; 3) Allow the cancellation of the shares of Reeds Jewelers, Inc. and the conversion of shares of Sparkle Acquisition, Inc. into new shares of Reeds Jewelers, Inc. solely held by Sparkle, LLC; and 4) Waive the confidentiality requirement regarding the loan terms allowing the loan documents to be attached to a public filing with the Securities and Exchange Commission and the loan terms and identity of the Lender to be described in the tender offer materials; and 5) Allow Sparkle Acquisition, Inc. to loan the funds to Sparkle, LLC for use in the tender offer.

Additional Collateral
& Guaranty:	In Exchange for the waivers above, the Bank will require as additional collateral for the loan a Negative Pledge on 46,455 shares of Bank of America Stock and the guaranty of 111 Princess Street Associates Limited Partnership. The Negative Pledge on the Bank of America Stock and the guaranty of 111 Princess Street Associates Limited Partnership will be released upon the Bank’s receipt of satisfactory documentation that Sparkle, LLC is the sole shareholder of Reeds Jewelers, Inc. and the Bank has a valid 1st lien on the new shares of Reeds and the interest of the Partners in Sparkle, LLC.

Please indicate your acceptance of this Amendment by signing below. Please return the executed Amendment to the Bank. All other terms of the Commitment Letter dated November 24, 2003 remain unchanged.

Sincerely,

Stuart E. Smith

Commercial Banker

ACCEPTED THIS 22 DAY OF JANUARY, 2004

SPARKLE ACQUISITION, INC.

BY:	/s/ Jeffrey L. Zimmer
JEFFREY L. Zimmer, President